Exhibit 10.2
Agreement
to Comply with
Emergency Economic Stabilization Act of 2008
This agreement (“Agreement”) is made and entered into this                      day of December, 2008, by and among between Plumas Bancorp, a California corporation, (the “Company,”) and Plumas Bank (collectively referred to as the “Companies”) and                      an individual residing in the State of California (hereinafter referred to as the “Executive”).
RECITALS
WHEREAS, the Company has applied for and been approved by the U. S. Treasury to participate in the Capital Purchase Program of the Troubled Assets Repurchase Program and is required to conform to the executive compensation restrictions set forth in Section 111 of the Emergency Economic Stabilization Act of 2008 (“EESA”) and any regulations or interpretations that may from time to time be promulgated thereunder, and
WHEREAS, the Companies provide executive compensation and benefits to the Executive, and the Companies and Executive desire to conform to such restrictions on executive compensation and benefits as set forth in Section 111 of EESA.
NOW, THEREFORE, in consideration of the services to be performed in the future, as well as the mutual promises and covenants contained herein, the Executive and the Companies agree as follows:
1. Executive acknowledges that Executive is a senior executive officer (“SEO”) of the Company and/or any subsidiary for purposes of Section 111 of the EESA.
2. Executive agrees that if Executive and any executive compensation or benefit provided by the Company to Executive pursuant to any agreement, plan or arrangement are subject to Section 111 of EESA, then any payment of any kind provided for by any such agreement, plan or arrangement must comply with Section 111 of EESA, and that any such agreement, plan or arrangement shall be interpreted or reformed to so comply. Furthermore, Executive agrees that if the making of any payment pursuant to any such agreement, plan or arrangement would violate Section 111 of EESA, or if the making of such payment may in the judgment of the Company limit or adversely impact the ability of the Company to participate in, or the terms of the Company’s participation in, the sale of troubled assets to the U. S. Secretary of the Treasury or to qualify for any other relief under EESA, Executive agrees to waive his or her right to such payment.
3. Executive also hereby grants to the U. S. Treasury a waiver releasing the U. S. Treasury from any claims that Executive may otherwise have as a result of the issuance of any regulations which modify the terms of benefit plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of any investment to carry out the provisions of EESA.
PLU-Executive Agreement EESA-12/29/08

4. Executive further agrees with the Company and any subsidiary of the Company that if the violation of Section 111 of EESA is a quantitative violation and is triggered by the aggregate payment of executive compensation and benefits from a combination of agreement(s), plan(s) or arrangement(s) because of the aggregate amount of such payment rather than a violation of a qualitative limitation of Section 111 of EESA, then the order of reducing benefits of any agreement, plan or arrangement to comply with Section 111 of EESA shall be at the discretion of the Company.
IN WITNESS WHEREOF, the undersigned have executed this Agreement.

PLUMAS BANCORP

By:

PLUMAS BANK

By:

EXECUTIVE

By:

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